Exhibit 99.1

ABINGDON, VA -- Highlands Bankshares, Inc. (OTCBB:HBKA), the parent company of Highlands Union Bank, announced today that is has declined to participate in the U.S. Treasury Department’s TARP Capital Purchase Program (“CPP”). The CPP is a voluntary program through which the Treasury Department purchases equity securities from financially sound banks in order to increase funds available for lending to businesses and consumers and to support recovery of the U.S. economy. The Treasury Department notified the Company in December of 2008 of its preliminary approval for a CPP investment of up to $14.4 million, the maximum amount for which the Company qualified, based on risk-weighted assets. The Company went through the necessary process of amending its Articles of Incorporation to allow for the issuance of preferred stock and received the required super-majority vote of our shareholders to approve the amendment.

The Company’s Chief Executive Officer, Samuel L. Neese, stated, “the terms of TARP and the CPP have significantly changed since we made our decision to participate in the program. The representation made by the Treasury concerning TARP was that the program was designed to attract broad participation by healthy institutions and that our participation in the program was important to restore confidence in our financial system and ensure that credit continues to be available to consumers and businesses. It has become clear to us that the public, including many members of Congress, views institutions that participated in TARP as having done so because they are weak and not because they wanted to do their part to foster economic recovery. We do not believe that TARP has been handled in such a way as to distinguish strong institutions from those that have capital adequacy or other problems.” Neese went on to say, “recent comments made by Treasury officials regarding restrictions on the repayment of CPP funds, the potential for additional regulatory burdens associated with the program and the possibility that Congress could further change the terms of the transaction or impose additional burdens at any time reinforced the Company’s decision to not participate at this time.”

Due to all of the reasons above, as well as continued branch expansion by the subsidiary bank, the Company began looking for alternative sources of capital. On April 21, 2009, the Company was able to secure a $7.5 million holding company note that can be downstreamed and utilized as Tier 1 capital by the subsidiary bank. As a result, the Company decided to decline to participate in the CPP.

At March 31, 2009, the Company and its subsidiary, Highlands Union Bank, maintained regulatory capital ratios in excess of those required to be considered “well capitalized,” the highest capital category.